================================================================================

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

   Filed by the Registrant |X|
   Filed by a Party other than the Registrant |_|

   Check the appropriate box:
   |_| Preliminary Proxy Statement             |_| Confidential, for Use of the
                                                   Commission Only (as permitted
   |X| Definitive Proxy Statement                  by Rule 14a-6(e) (2))
   |_| Definitive Additional Materials
   |_| Soliciting Material Under Rule 14a-12

                           MAXCOR FINANCIAL GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   |X| No fee required
   |_| Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

   (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------

   (2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------

   (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------

   (5) Total fee paid:


--------------------------------------------------------------------------------

   |_| Fee paid previously with preliminary materials.


--------------------------------------------------------------------------------

   |_| Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount Previously Paid:


--------------------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:


--------------------------------------------------------------------------------

   (3)  Filing Party:


--------------------------------------------------------------------------------

   (4)  Dated Filed:


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================================================================================

                           Maxcor Financial Group Inc.



                                                                  April 28, 2000


Dear Stockholder:

         You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Maxcor Financial Group Inc. (the "Company"), to be held at the Company's New York City offices at Two World Trade Center, 84th Floor, on Thursday, June 8, 2000, at 10:00 A.M. local time.

         At the Meeting, you will be asked to elect a class of directors and to ratify the selection of independent auditors for 2000. Whether or not you expect to attend the Meeting, please sign and date the enclosed proxy card and return it in the accompanying postage-paid return envelope as promptly as possible. This will not prevent you from voting by ballot or changing your proxy should you attend the Meeting and wish to vote in person or simply wish to change your vote.

         Also, please mark the appropriate space on the proxy card if you plan to attend the Meeting in person, so that we can make appropriate arrangements with security at the World Trade Center for your attendance.

         On behalf of the Board of Directors and management of Maxcor Financial Group Inc., we thank you for your continued support and confidence in the Company.


                                                  Sincerely,


[LOGO]                                            /s/ Gilbert D. Scharf
                                                  -----------------------------
                                                  Gilbert D. Scharf
                                                  Chairman, President
                                                  and CEO



--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT
          PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY,
              WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.
--------------------------------------------------------------------------------

         Two World Trade Center, 84th Floor, New York, New York 10048 o
                      Tel. 212-748-7000 o Fax. 212-748-7329

                           MAXCOR FINANCIAL GROUP INC.
                       Two World Trade Center, 84th Floor
                            New York, New York 10048

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 8, 2000

         The Annual Meeting of Stockholders of Maxcor Financial Group Inc., a Delaware corporation (the "Company"), will be held at the Company's New York City offices, Two World Trade Center, 84th Floor, New York, New York 10048, at 10:00 a.m., local time, on Thursday, June 8, 2000. The meeting will be held for the purpose of considering and acting upon the following matters:

    1. The election of three Class I directors to serve until the third succeeding annual meeting of stockholders;

    2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2000; and

    3. The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Information relating to the matters to be considered and voted on at the meeting is set forth in the Proxy Statement attached to this Notice. The Board of Directors has fixed the close of business on April 27, 2000, as the record date for determining stockholders of the Company entitled to notice of and to vote at the meeting. For ten days prior to (and at) the meeting, a list of stockholders entitled to vote at the meeting will be maintained at the Company's New York City offices and will be subject to inspection during regular business hours by any stockholder.

         You are cordially invited to attend the meeting. However, so that your shares will be represented whether or not you plan to attend the meeting, please sign, date and promptly return the enclosed proxy card in the pre-addressed stamped envelope provided.

                                   By Order of the Board of Directors,




                                   Roger E. Schwed
                                   Secretary





New York, New York
April 28, 2000

                           MAXCOR FINANCIAL GROUP INC.
                       Two World Trade Center, 84th Floor
                            New York, New York 10048

                          ----------------------------
                                 PROXY STATEMENT
                          ----------------------------

General

         The accompanying proxy is solicited on behalf of the Board of Directors of Maxcor Financial Group Inc., a Delaware corporation (the "Company"), with principal executive offices at Two World Trade Center, 84th Floor, New York, New York 10048, for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Thursday, June 8, 2000, and at any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the foregoing Notice.

         This Proxy Statement and the accompanying Notice and proxy card are first being sent to stockholders on or about April 28, 2000. The Company's annual report to stockholders for the fiscal year ended December 31, 1999 has been integrated with the Company's Annual Report on Form 10-K for the same period. Accordingly, the Form 10-K is being mailed to all stockholders of record and accompanies this Proxy Statement.

Revocability of Proxies

         All stockholders are cordially invited to attend the Annual Meeting. However, so that your shares will be represented whether or not you plan to attend the Annual Meeting, please sign, date and promptly return the enclosed proxy card in the pre-addressed stamped envelope provided. You have the right to revoke your proxy at any time prior to its being voted at the Annual Meeting by
(i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company before the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although presence at the Annual Meeting without further action will not revoke a proxy).

Voting Rights

         The Board of Directors has fixed the close of business on Thursday, April 27, 2000, as the record date (the "Record Date") for the Annual Meeting. Accordingly, only holders of record of the Common Stock, par value $.001 per share ("Common Stock"), of the Company at the close of business on such date are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, 8,337,437 shares of Common Stock were outstanding and entitled to vote at the Annual Meeting.

         On all matters to be voted upon at the Annual Meeting, holders of shares of Common Stock vote as a single class with each record holder entitled to one vote per share. Stockholders do not have cumulative voting rights with respect to the election of directors.

Voting Procedures; Quorum

         Proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated on a returned proxy card, the shares represented thereby will be voted in accordance with the recommendations of the Board of Directors as follows: (i) "FOR" the election of the three nominees to the Board of Directors and (ii) "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal year 2000. The Board of Directors has not received notice, and is not otherwise aware, of any other matter which is to come before the Annual Meeting. Accordingly, if any other matter is properly presented for consideration, the persons named in the enclosed proxy card will have discretion to vote on such matter in accordance with their best judgment. So-called "street name" shares that are held of record by brokers or other nominees, in the absence of instructions or withheld authority from the beneficial owner, may be voted in the discretion of such brokers or nominees with respect to each of the two proposals set forth herein (although if any other matter were properly to come before the Annual Meeting, the nature of such matter would determine whether the broker or nominee has such discretion).

         The presence, in person or by properly executed proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. For purposes of determining the number of shares present in person or represented by proxy at the Annual Meeting, all votes cast "for," "against" or "abstain" are included. "Broker non-votes," which occur when brokers or other nominees are prohibited by applicable rules from exercising discretionary voting authority on a particular proposal for beneficial owners who have not provided voting instructions, are also deemed present for purposes of determining a quorum, but are not counted for the purpose of determining the vote required for approval of such proposal.

Required Votes

         Assuming the presence of a quorum at the Annual Meeting, (i) directors will be elected (Proposal 1) if they receive a plurality of the votes of the shares present and entitled to vote at the Annual Meeting (and, accordingly, abstentions and broker non-votes have no effect) and (ii) the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors (Proposal 2) will be ratified if the Proposal receives a majority of the votes of the shares present and entitled to vote at the Annual Meeting (and, accordingly, abstentions and broker non-votes have the same effect as a negative vote). A "plurality" means that the director nominees who receive the greatest number of votes of the shares present and entitled to vote at the Annual Meeting are elected as the directors (up to the maximum number of three directors to be elected at the Annual Meeting).

                              ELECTION OF DIRECTORS
                         (Proposal 1 on the proxy card)

         Article SIXTH of the Company's Restated Certificate of Incorporation provides that the number of directors shall be not less than three nor more than twelve, and empowers the Company's Board of Directors to fix the exact number of directors and to fill any vacancies on the Board of Directors. Article SIXTH further provides that the Board of Directors shall be divided into three classes: Class I, Class II and Class III, with each class to consist, as nearly as possible, of one-third of the members of the Board. The Company's Board of Directors has set the number of directors at nine, with three directors in each Class. The term of the Class I directors will expire at the Annual Meeting, the term of the Class II directors will expire at the next annual meeting of stockholders and the term of the Class III directors will expire at the second succeeding annual meeting of stockholders. Under Article SIXTH, directors elected at an annual meeting of stockholders to succeed those whose terms expire are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting of stockholders after their election.

         At the Annual Meeting, three Class I directors will be elected to hold office until the third succeeding annual meeting of stockholders or until their successors are elected and shall have been qualified. James W. Stevens, Frederick B. Whittemore and Robin A. Clark have been nominated for election as Class I directors of the Company. Each of these nominees is currently serving as a Class I director of the Company.

         Shares authorized to be voted by the proxies named in a returned proxy card will be voted "FOR" the election of Messrs. Stevens, Whittemore and Clark unless authority to do so is withheld as provided in the proxy card. The nominees have consented to serve if elected and the Board of Directors has no reason to believe that the nominees will be unable to accept the office of director, but if such contingency should arise, it is the intention of the proxies named in the proxy card to vote for such person or persons as the Board of Directors may recommend.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE THREE NOMINEES AS DIRECTORS OF THE COMPANY.

         Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below.

Nominees for Election:

Class I Directors

         James W. Stevens, 63, has been a director of the Company since its August 1996 acquisition of Euro Brokers Investment Corporation ("Euro Brokers") in a merger transaction (the "Merger"), when he became the designee to the Board of Directors, pursuant to the Merger agreement, of Euro Brokers and its largest stockholder, Welsh, Carson, Anderson & Stowe

("Welsh Carson"), and has since been re-elected by the Company's stockholders at the Company's 1997 annual meeting. Mr. Stevens has held various senior positions at The Prudential Insurance Company of America ("Prudential") from October 1987 through December 1994. Mr. Stevens retired from Prudential in January 1995. As an Executive Vice President of Prudential, from October 1987 to December 1994, his responsibilities included serving on the Operating Council since 1993 and serving as Chairman and Chief Executive Officer of the Prudential Asset Management Group with responsibility for global institutional money management since 1993. From April 1985 to October 1987, he was a Managing Director of Dillon Read & Co. Inc. ("Dillon Read") in its investment banking and private investment origination group. From 1974 to 1985, Mr. Stevens held several senior positions at Citicorp, including Chairman of Citicorp Venture Capital Ltd. and Group Executive of the Capital Markets Group, responsible for the Western Hemisphere merchant banking and investment management activities of Citicorp. Mr. Stevens currently serves on the boards of directors of the following companies: Biogen, Inc., Markem Corporation and Pen-Tab Industries, Inc. Mr. Stevens received his B.A. degree from Williams College and his M.B.A. from New York University. He is Chairman of the Board's Audit Committee.

         Frederick B. Whittemore, 68, has been a director of the Company since its inception in 1994. Mr. Whittemore currently serves as a member of the boards of directors of Partner Re Services Ltd., Southern Pacific Petroleum and Chesapeake Energy Corporation. Since 1989, Mr. Whittemore has been an Advisory Director at Morgan Stanley & Co. Incorporated ("Morgan Stanley"). Mr. Whittemore started at Morgan Stanley in 1958; he was a Partner from 1967 to 1970 and a Managing Director from 1970 until 1988. He was a senior banker in Corporate Finance, Mergers and Acquisitions and Capital Markets, and Syndicate Manager responsible for organizing and pricing all public offerings. Mr. Whittemore has also been a member of the Council of Foreign Relations since 1983 and was Chairman of the Board, Amos Tuck School of Business Administration at Dartmouth College from 1988 to June 1992. From 1977 to 1984, Mr. Whittemore was a Governor of the American Stock Exchange ("AMEX") and from 1982 to 1984 he was Vice Chairman of AMEX. Mr. Whittemore earned an A.B. degree from Dartmouth College and an M.B.A. from the Amos Tuck School of Business Administration. He is a member of the Board's Audit Committee.

         Robin A. Clark, 30, was appointed a director of the Company in January 2000. Mr. Clark is Chief Executive Officer of Euro Brokers Holdings Limited, Maxcor's holding corporation for its London operations, Joint Managing Director of its Euro Brokers Finacor venture and a director of its Euro Brokers Switzerland operations. Mr. Clark joined Maxcor in 1994 to establish its yen derivatives business in London, and assumed management responsibility for its London operations in November 1996. Prior to joining Maxcor, Mr. Clark was Divisional Director at M.W. Marshalls & Co.

Directors Continuing in Office:

Class II Directors

         William B. Wigton, 53, has been a director of the Company since its August 1996 acquisition of Euro Brokers. Mr. Wigton was a founding member and has been a managing partner of Merrion Group, L.P., a broker-dealer, since its inception in 1989. He is also a managing director of and investor in Merrion Investors, L.P., a private investment fund, and from 1996 to 1997 served as a director of Munn, Bernhard & Associates, a registered investment advisor. From 1981 to 1989, Mr. Wigton was employed at Lazard Freres & Co. and was a general partner from 1987 to 1989, with responsibility for corporate bond sales. From 1979 to 1981, Mr. Wigton was a Senior Vice President at Dillon Read. Prior thereto, he was associated from 1975 to 1979 with Morgan Stanley and from 1970 to 1975 with Morgan Guaranty Trust Company. Mr. Wigton received his B.A. degree from Lynchburg College. He is a member of the Board's Compensation Committee.

         Keith E. Reihl, 48, has been a director of the Company since April 1997, and Chief Financial Officer of the Company since August 1997. Mr. Reihl also served as Treasurer of the Company from August 1997 through November 1998. Mr. Reihl also is the Chief Operating Officer and Treasurer of Euro Brokers and a number of its subsidiaries, as well as a member of such companies' respective boards of directors. Prior to being appointed Chief Operating Officer in November 1996, Mr. Reihl had served since 1983 as the Chief Financial Officer of Euro Brokers and a number of its subsidiaries. Prior to that time, Mr. Reihl was employed for nine years by Price Waterhouse LLP, serving lastly as Senior Audit Manager. Mr. Reihl is a certified public accountant and received his B.A.
degree in accounting from Elizabethtown College in 1974.

         Oscar M. Lewisohn, 61, was appointed a director of the Company in January 2000. Mr. Lewisohn is currently Chairman of Soditic Limited, the London subsidiary of the Soditic Group, a European investment banking group with other offices in Geneva, Milan and Jersey, Channel Islands. He is also an advisor to Mercury Asset Management, London. In Switzerland, Mr. Lewisohn is a director of the HSBC Republic Bank (Suisse) S.A., Geneva. Mr. Lewisohn was formerly a Deputy Chairman of S.G. Warburg & Co. Ltd. in London from 1987 to 1994, and a director of the S.G. Warburg Group plc from 1985 to 1995. Mr. Lewisohn is a Life Governor of the Imperial Cancer Research Fund, London, and a member of the President's Committee of the Memorial Sloan Kettering Cancer Center, New York.

Class III Directors

         Gilbert D. Scharf, 51, has been Chairman of the Board, President and Chief Executive Officer of the Company since its inception in 1994. Since April 1993, Mr. Scharf has been a director and Secretary of Niagara Corporation, a holding company with operating subsidiaries in the business of manufacturing cold drawn steel bars ("Niagara"), and until March 1998, was also Vice President and Treasurer of Niagara. Since 1989, Mr. Scharf has been a private investor and Chairman of Scharf Advisors, Inc. ("Scharf Advisors"). From 1985 to January 1989, Mr. Scharf was a Managing Director of Lazard Brothers & Co. Ltd. in London, where he was responsible for establishing and managing capital market activities. From 1983 to 1985, Mr. Scharf was the General Partner of Mendez, Scharf & Co., a private investment partnership. From 1978 to 1983, Mr. Scharf was a Managing Director at Morgan Stanley, where he managed all corporate and international bond trading and new issue commitments and the money market department, and was co-chairman of the risk management committee. Upon consummation of the Company's August 1996 acquisition of Euro Brokers, Mr. Scharf became the Vice-Chairman of Euro Brokers and is currently the Chairman, President and Chief Executive Officer of Euro Brokers, as well as of a number of its subsidiaries. Mr. Scharf earned a B.A. degree from Duke University. He is the Chairman of the Board's Executive Committee.

         Michael J. Scharf, 57, has been a director of the Company since its inception in 1994 and, until August 1997, was also Vice President, Secretary and Treasurer of the Company. Since April 1993, Mr. Scharf has been the Chairman of the Board, President and Chief Executive Officer of Niagara. From October 1983 to August 1989, Mr. Scharf was the Chairman and Chief Executive Officer of Edgcomb Steel of New England, Inc. and its successor corporation, Edgcomb Corporation, which was, from 1984 to 1989, one of the largest independent metals service center and distribution companies in the United States. Edgcomb Corporation was sold in 1989 to a company controlled by The Blackstone Group. From 1989 (when Edgcomb was sold) until 1993 (when Niagara was founded), Mr. Scharf managed his personal investments. Since December 1997, Mr. Scharf has been a director of Worlds Inc., a development stage company which designs, develops and markets three-dimensional music-oriented Internet sites, and, until April 1999, also served as its Chairman of the Board. Mr. Scharf received an A.B. degree from Princeton University and an M.B.A. from Harvard Business School. He is a member of the Board's Executive Committee.

         Larry S. Kopp, 57, has been a director of the Company since its inception in 1994. Currently a private investor, from November 1992 through June 1999 Mr. Kopp was a Managing Director of Frank Russell and Company, a pension consulting firm that was acquired by The Northwestern Mutual Life Insurance Company in 1999. From 1978 to November 1992, Mr. Kopp held several senior management positions in strategic growth areas of Citicorp, including General Manager of its bank card business and Chairman of Citicorp Insurance Services. From 1974 to 1978, Mr. Kopp was involved in venture capital transactions and was an advisor at E.M. Warburg Pincus and Company, where he served as a consultant to corporations regarding strategic planning, turnarounds, financial restructuring and sales of assets. Mr. Kopp earned B.A. and M.B.A. degrees from Stanford University. He is Chairman of the Board's Compensation Committee.

Committees, Meetings and Compensation of the Board of Directors

         During 1999, the Board of Directors met six times. The Board of Directors has standing Executive, Audit and Compensation Committees. The Executive Committee is currently comprised of Messrs. Gilbert Scharf (Chairman) and Michael Scharf, and is authorized to exercise all powers and authority of the Board of Directors, except those reserved to the Board by law, Board resolution or the Company's Restated Certificate of Incorporation or By-laws. The Executive Committee did not meet during 1999.

         The Audit Committee is comprised of Messrs. Stevens (Chairman) and Whittemore and recommends to the Board of Directors the accounting firm to be appointed as independent accountants for the Company; reviews with the Company's management and independent accountants the Company's quarterly and annual operating results; and reviews with the Company's independent accountants the scope and results of their audit and the adequacy of the Company's internal accounting procedures and systems. The Audit Committee met two times during 1999.

         The Compensation Committee is comprised of Messrs. Kopp (Chairman) and Wigton and determines or recommends to the full Board the cash and non-cash compensation payable to executive officers of the Company. The Compensation Committee also administers the Company's 1996 Stock Option Plan (the "Option Plan"). The Compensation Committee met two times during 1999.

         All directors attended at least 75% of the meetings of the Board and Board Committees on which they serve, except that Mr. Michael Scharf attended four of the six (67%) Board meetings.

         The members of the Board of Directors are compensated in a manner and at a rate determined from time to time by the full Board. In 1999, this compensation consisted of each non-employee member of the Board of Directors (consisting of Messrs. Stevens, Whittemore, Kopp, Wigton and M. Scharf) receiving on November 9, 1999, a one-time grant of options under the Option Plan to acquire 10,000 shares of Common Stock, exercisable at $2.60 per share, and vesting in equal 50% increments on the dates respectively six months and twelve months after the date of grant. Non-employee directors are also compensated annually in arrears (on or before the time of the Company's annual meeting) at the rate of $500 for each Board or Committee meeting attended, plus reimbursement of reasonable expenses to attend.

Certain Other Relationships and Related Transactions

         In June 1999, the Company repurchased 2,986,345 shares of Common Stock held by certain investment partnerships of the venture capital firm, Welsh Carson. The 2,986,345 shares represented approximately 26.4% of the Common Stock then outstanding. The Company paid a total of approximately $5.23 million, or $1.75 per share, to repurchase the shares. In connection with the repurchase, the Company's existing registration rights agreement, entered into in August 1996 in connection with its Merger acquisition of Euro Brokers, was terminated. Parties to the registration rights agreement included Welsh Carson and certain related investors, certain members of Euro Brokers then-management (including Mr. Reihl) and the Company's initial stockholders (including Messrs. G.
Scharf, M. Scharf, Kopp and Whittemore).

         Gilbert D. Scharf and Michael J. Scharf are brothers. There are no other family relationships among the Company's directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Set forth below is certain information concerning beneficial ownership of Common Stock (i) as of the Record Date, by (x) each director and director nominee of the Company, (y) each named executive officer (see below) of the Company and (y) all executive officers and directors of the Company as a group and (ii) based on public filings made through April 24, 2000, by persons known to the Company to be the beneficial owners of 5% or more of the outstanding shares of Common Stock.

                 Beneficial Ownership of Shares of Common Stock

                                                                                              Percentage
Name(1)                                                Number of Shares(2)                Beneficially Owned(3)
----                                                   ----------------                   ------------------

Gilbert D. Scharf (4)..................                      1,271,383                              14.9
Michael J. Scharf (5)..................                        463,233                               5.5
James W. Stevens.......................                         35,000                               *
Frederick B. Whittemore................                         58,335                               *
Larry S. Kopp..........................                         61,500                               *
William B. Wigton......................                         25,000                               *
Keith E. Reihl.........................                        263,280                               3.1
Oscar Lewisohn (6).....................                          --                                  --
Robin A. Clark.........................                         60,800                               *
Walter E. Dulski (7)...................                        216,254                               2.6
Roger E. Schwed (8)....................                         45,000                               *
Steven R. Vigliotti....................                          2,500                               *
Donald R.A. Marshall (9)...............                        682,616                               8.2
All executive officers and
directors as a group (12 persons)                            2,502,285                              28.5

---------------
*  Less than 1%

(1) The address of each stockholder, other than Donald Marshall, is c/o Maxcor Financial Group Inc., Two World Trade Center, 84th Floor, New York, New York 10048. The address of Mr. Marshall is 927 Mohawk Road, Franklin Lakes, New Jersey 07417.

(2) Includes shares of Common Stock issuable upon exercise of stock options held by each stockholder that are currently exercisable or exercisable within 60 days ("Exercisable Options"). Beneficial ownership of Exercisable Options is as follows: James W. Stevens - 25,000; Frederick B. Whittemore - 25,000; Larry S. Kopp - 25,000; William B. Wigton - 25,000; Gilbert D. Scharf - 168,750; Michael J. Scharf - 21,000; Keith E. Reihl - 72,500; Robin A. Clark - 35,000; Walter E. Dulski - 23,000; Roger E. Schwed - 35,000; Steven R. Vigliotti - 2,500; and all executive officers and directors as a group - 457,750.

(3) Based on 8,337,437 shares of Common Stock outstanding as of the Record Date, plus any shares issuable upon exercise of Exercisable Options held by the stockholder (but not by any other stockholders).

(4) Includes 440,794 shares of Common Stock that are held in the Gilbert D. Scharf Living Trust, of which Mr. G. Scharf is the sole trustee.

(5) Includes 3,733 shares of Common Stock that are held in the Michael J. Scharf 1987 Grantor Income Trust, of which Mr. M. Scharf is a trustee, and 9,500 shares of Common Stock that are held in the Scharf Family 1989 Trust, of which Mr. M. Scharf is a trustee.

(6) Mr. Lewisohn is a settlor, but neither a trustee nor a beneficiary, of a trust established for the benefit of certain immediate family members who do not share his household. Mr. Lewisohn does not retain any power to revoke the trust. As of the Record Date, the trust held 69,143 shares of Common Stock. Mr. Lewisohn disclaims beneficial ownership of, and any pecuniary interest in, such shares.

(7)   Includes 7,000 shares of Common Stock owned by Mr. Dulski's spouse.

(8) Includes 10,000 shares of Common Stock jointly owned with Mr. Schwed's spouse.

(9) Information with respect to Mr. Marshall and his holdings is derived from Amendment No. 2 to his Schedule 13D with respect to the Common Stock and his most recent Form 4 with respect to the Common Stock, each filed with the Securities and Exchange Commission on December 10, 1997.


Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities ("10% stockholders") to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and changes in ownership in the Company's equity securities and to furnish the Company with copies of all such forms. Based solely on its review of the copies of such forms received by it, and written representations from certain of the reporting persons that no other reports were required, the Company believes that all such Section 16(a) filing requirements applicable to its directors, executive officers and 10% stockholders with respect to the Company's fiscal year ending December 31, 1999 and its prior fiscal years were complied with on a timely basis.


                        EXECUTIVE OFFICERS OF THE COMPANY

         Set forth below is certain information with respect to each of the executive officers of the Company who is not also a director or director nominee of the Company.

         Walter E. Dulski, 58, became an Executive Vice President of Euro Brokers and a number of its subsidiaries in 1997. Prior thereto, Mr. Dulski had been a Senior Vice President of Euro Brokers and such subsidiaries. Mr. Dulski is also a director of Euro Brokers Inc. and a number of other Euro Brokers subsidiaries. Mr. Dulski joined the predecessor business of Euro Brokers in 1979 and was a member of the American Stock Exchange from 1977 to 1984. Mr. Dulski received his B.S. degree in Economics from Villanova University in 1963.

         Roger E. Schwed, 42, has been Vice President and General Counsel of the Company since October 1996 and, in August 1997, also became Secretary of the Company (having previously been Assistant Secretary). Mr. Schwed is also Executive Vice President, General Counsel and Secretary of Euro Brokers and Executive Vice President and Secretary of a number of Euro Brokers subsidiaries. Prior to joining the Company, from March 1995 to September 1996, Mr. Schwed was Counsel at the law firm Skadden, Arps, Slate, Meagher & Flom LLP in New York, and, from October 1987 to February 1995, an attorney at the law firm Cleary, Gottlieb, Steen & Hamilton. Mr. Schwed received an A.B. degree from Princeton University in 1979 and a J.D. degree from Columbia University School of Law in 1986.

         Steven R. Vigliotti, 32, has been Treasurer of the Company since December 1998, and Chief Financial Officer of Euro Brokers since May 1998. He has also served as Chief Financial Officer of a number of Euro Brokers' subsidiaries since July 1998. Prior to joining Euro Brokers, Mr. Vigliotti was employed by the accounting firm of BDO Seidman, LLP for approximately seven years, lastly as an audit partner in the firm's financial services group. Mr. Vigliotti is a certified public accountant and received his B.B.A. degree in accounting from Hofstra University in 1990.


                       COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

         The following table summarizes compensation paid by the Company and its subsidiaries, during each of the last three fiscal years, to its Chief Executive Officer and its four remaining most highly compensated executive officers as of December 31, 1999 (collectively, the "Named Executive Officers").

          Summary Compensation Table and Long-Term Compensation Awards

                                                                                   Long Term
                                                 Annual Compensation              Compensation
                                                 -------------------              ------------
          Name and               Fiscal                                       Securities Underlying        All Other
     Principal Position           Year         Salary           Bonus         Options (# of shares)      Compensation(1)
     ------------------           ----         ------           -----         ---------------------      ------------

Gilbert D. Scharf,                1999       $  425,000       $ 350,000                 --                 $  3,086
  Chairman of the                 1998          443,750         135,000            325,000 (3)                3,307
  Board, President                1997          450,000           --                    --                    3,302
  and Chief Executive
  Officer

Keith E. Reihl,                   1999       $  275,000      $  275,000                 --                 $  6,568
  Chief Financial Officer         1998          293,750         135,000            150,000 (3)                6,657
                                  1997          300,000          30,000                 --                    6,655

Robin A. Clark                    1999       $  524,908      $  197,050                 --                 $    389
  Chief Executive Officer         1998          498,300         274,350             70,000 (3)                  459
  of Euro Brokers London          1997          492,030         442,830                  --                     453
  Operations (2)

Roger E. Schwed,                  1999       $  250,000      $  200,000                 --                 $  2,410
  Vice President and              1998          244,170          85,000             70,000 (3)                2,499
  General Counsel                 1997          250,000         100,000                --                     2,362

Walter E. Dulski,                 1999       $  253,333      $  100,000                 --                 $  3,691
  Executive Vice President        1998          263,750          85,000             50,000 (3)                3,780
  of Euro Brokers                 1997          270,000          90,000                 --                    3,778

(1) Amounts for each of Messrs. Scharf, Reihl, Schwed and Dulski include annual premiums ranging from $450 to $1,347 paid by Euro Brokers Inc. on travel accident insurance policies providing coverage of $2.5 million for Mr. Scharf and $1 million for each of Messrs. Reihl, Schwed and Dulski. Amounts for each of Messrs. Reihl and Dulski also include annual premiums ranging from $1,280 to $4,159 paid by Euro Brokers Inc. on long-term disability policies currently providing for, in the event of disability, monthly payments for life to Mr. Reihl of $7,200 and monthly payments for two years to Mr. Dulski of $3,000. Amounts for all Named Executive Officers also include (x) $1,000 contributions annually made by Euro Brokers Inc. to the Euro Brokers Inc. 401(k) Savings Plan and (y) annual premiums of $960 paid by Euro Brokers Inc. on life insurance policies providing coverage for such officers of two times the prior year's reported Form W-2 earnings (or base salary and guaranteed bonus, if higher or if no prior year history), up to a maximum coverage of $500,000. Amounts for Mr. Clark are comprised of pro rated annual premiums paid by Euro Brokers London operations on a group life insurance policy providing coverage for Mr. Clark of four times his base salary, up to a maximum coverage in 1999 of (pound)350,400. Certain perquisites and other personal benefits that aggregate in each case to less than the lesser of either $50,000 or 10% of the Named Executive Officer's annual salary and bonus have been omitted pursuant to item 402(b)(2)(iii)(C)(1) of Regulation S-K.

(2) All amounts for Mr. Clark reflect the U.S. dollar equivalent of amounts actually paid in British pounds sterling, using average U.S. dollar/pounds sterling exchange rates of 1.6151, 1.6610 and 1.6401 for 1999, 1998 and 1997, respectively. In May 1998, in connection with the commencement of his employment agreement (see "Employment Agreements" below), Mr. Clark also received an advance from a U.S. affiliate of (pound)120,000, equivalent to (pound)200,000 on a gross basis, to be deemed earned at the end of two years under certain conditions, including Mr. Clark remaining continuously employed under the employment agreement during such period. Accordingly, for purposes of the table above, (pound)100,000 and (pound)66,667, representing pro-rated portions of the gross advance, have been included in Mr. Clark's salary for 1999 and 1998, respectively.

(3) All options granted to the Named Executive Officer in 1996 were repriced in 1998. The repriced options consisted of 250,000 options granted to Mr. Scharf, 100,000 options granted to Mr. Reihl, 50,000 options granted to Mr. Clark, 50,000 options granted to Mr. Schwed, and 30,000 options granted to Mr. Dulski. Vesting terms were not changed. Under the rules of the Securities and Exchange Commission, the repriced 1996 option grants are treated for disclosure purposes as having been granted anew in 1998 and, accordingly, are included in the totals presented for 1998.

Stock Option Grants in Last Fiscal Year

         The Company did not grant any stock options to any of its Named Executive Officers during the fiscal year ended December 31, 1999.

Stock Option Exercises and Fiscal Year End Option Values

         No options were exercised by any of the Named Executive Officers during the fiscal year ended December 31, 1999.

         The following table sets forth, for each Named Executive Officer, the number of shares of Common Stock underlying the total number of options held by such Named Executive Officer at the Company's December 31, 1999 fiscal-year end, with those options that were then exercisable and those that were then unexercisable separately identified. Based on the December 31, 1999 closing sales price for the Common Stock of $2.688, the table also sets forth the aggregate value of unexercised "in-the-money" options (i.e., options with an exercise price below such closing sales price) held by such Named Executive Officer, calculated on a grant-by-grant basis using the difference between the exercise price for the grant and such closing sales price.


                                Number of Securities Underlying
                                       Unexercised Options                Value of Unexercised In-the-Money
                                     at 1999 Fiscal Year End               Options at 1999 Fiscal Year End
                                     -----------------------               -------------------------------

Name                          Exercisable           Unexercisable           Exercisable           Unexercisable
----                          -----------           -------------           -----------           -------------

Gilbert D. Scharf               168,750                156,250               $  113,663            $  100,188

Keith E. Reihl                   72,500                 77,500                   49,880                53,320

Robin A. Clark                   35,000                 35,000                   24,080                24,080

Roger E. Schwed                  35,000                 35,000                   24,080                24,080

Walter E. Dulski                 23,000                 27,000                   15,824                18,576


Employment Agreements

         Each of the Named Executive Officers has an employment agreement with the Company or one of its subsidiaries. Each of Mr. Scharf's and Mr. Reihl's agreements are with the Company. Mr. Scharf's has a contract term that began on August 16, 1996 and ends on August 16, 2001, and Mr. Reihl has a contract term that began on August 14, 1998 and ends on August 14, 2001. The agreements provide for annual, automatic one-year extensions of the contract term beginning on the fourth (in the case of Mr. Scharf) or second (in the case of Mr. Reihl) anniversary of the effective date unless either party gives notice of non-renewal on or prior to such anniversary. The agreements provide Mr. Scharf and Mr. Reihl with minimum annual base salaries of $450,000 and $300,000, respectively, as from time-to-time reviewed and increased by the Board. Each agreement provides for semi-annual bonuses to be determined in the discretion of the Board or in accordance with any annual incentive plan adopted by the Company or a subsidiary, for reimbursement of the executive's reasonable business expenses and for participation in current and future employee benefit plans. If the executive's employment is terminated by death, by the Company for "Cause" (as defined in such agreements) or by the executive other than for "Good Reason" (as defined in such agreements), he will be entitled to no further payments under his agreement. If the executive's employment is terminated for "Disability" (as defined in such agreements), he will be entitled to an additional six months of base salary, followed by such benefits as are provided under any applicable disability plan. If the executive's employment is terminated by the Company without Cause or by the executive for Good Reason, the executive will be entitled to (i) continuation of base salary to the end of the contract term or, if longer, for one year (a "Salary Continuation Period"), (ii) continuation of coverage under all health, medical and life insurance benefit plans for the longer of one year and the remainder of the contract term or, if earlier, until the executive is re-employed and is entitled to similar benefits from his new employer, and (iii) treatment as an employee to the end of the contract term for purposes of vesting of stock awards and other contingent incentive plans. Under the agreements, the executive is subject to certain confidentiality obligations and, if the executive's employment is terminated by the Company for Cause or by the executive other than for Good Reason, during the one-year period following any such termination (the "Non-Compete Period"), is obliged at the Company's request not to engage in certain competitive businesses (in consideration of the Company continuing to pay the executive at a rate equal to his base salary). In addition, for up to the first year of any Salary Continuation Period, the executive is obliged not to solicit employees of the employer (or its subsidiaries) to work in such competitive businesses and not to solicit customers of the employer (or its subsidiaries) for such competitive businesses. The agreements also provide for the indemnification of the executive, to the full extent permitted by law, for liabilities and expenses incurred in the performance of his duties, and, if the executive substantially prevails with respect to a preponderance of the matters at issue, for the reimbursement of legal fees and expenses incurred in contesting a termination or enforcing a right under his agreement.

         Both Mr. Scharf's and Mr. Reihl's employment agreements have certain provisions triggered in the event that there is a "Change in Control" (as defined in such agreements) with respect to the Company. Following a Change in Control, (i) the contract term is automatically extended, if necessary, so as to continue in effect for a minimum of twenty-four months, (ii) if the executive's employment is terminated by the Company without Cause or by the executive for Good Reason, the executive is entitled to a lump sum payment equal to three times the sum of (x) his base salary prior to the Change in Control and (y) the greater of $200,000 or his annualized bonus (determined in accordance with the agreements), with such payment to be grossed up by the Company for any federal excise tax applied to it (and for any federal, state or local taxes applied to such gross-up), (iii) if a good faith dispute as to termination exists, the executive continues to receive his full compensation and benefits during the period of the dispute, and (iv) if the executive's employment is terminated by the executive for Good Reason, the executive is obligated to observe a Non-Compete Period of six months.

         Mr. Schwed's employment agreement is also with the Company and is similar to the ones described above, except that (i) it has a contract term that began on October 1, 1996 and ends on October 1, 2001 (with annual, automatic one-year extensions beginning on the fourth anniversary of the effective date unless either party gives notice of non-renewal on or prior to such anniversary), (ii) it provides for a minimum annual base salary of $250,000,
(iii) it provides for a minimum annual bonus of $50,000, (iv) it permits unilateral termination of employment by the executive upon 60 days prior written notice, (v) the continuation of base salary and minimum bonus after a termination by the Company without Cause or by the executive for Good Reason will terminate to the extent the executive is re-employed and is entitled to similar base salary and minimum bonus from his new employer, (vi) the Non-Compete Period is six months and (vii) if, following a Change in Control, the executive's employment is terminated by the Company without Cause or by the executive for Good Reason, the executive is entitled to a lump sum payment equal to his aggregate base salary and minimum bonus for the remainder of the contract term or, if longer, one year, but without any gross-up for excise taxes or otherwise.

         Mr. Clark's employment agreement is with Euro Brokers Finacor Limited and has a contract term that began on May 1, 1998 and ends on April 30, 2001, subject to automatically continuing past such termination date unless and until either party gives the other not less than six months prior written notice of termination expiring on or after such termination date. Under the agreement, Mr. Clark's base salary is (pound)200,000 for each of the first two years of the contract term, and thereafter escalates to (pound)300,000, and he is entitled to be considered for discretionary semi-annual bonuses. In consideration of the commencement of his employment agreement at the lower base salary rate, Mr. Clark also received an advance of (pound)120,000 from a U.S. affiliate, equivalent to (pound)200,000 on a gross basis, to be deemed earned at the end of two years under certain conditions, including Mr. Clark remaining continuously employed under the employment agreement during such period. Mr. Clark's employment agreement provides for certain confidentiality obligations, a non-competition period lasting for twelve months (commencing upon the earlier of the date a termination notice is given and the date the executive's employment is terminated) or, if the contract term has less than one year remaining, lasting for the longer of such remaining term and six months, with respect to not engaging in certain competitive businesses or soliciting clients of the employer, and a one-year period (commencing upon the same date) with respect to non-solicitation of employees.

         Mr. Dulski's employment agreement is with Euro Brokers, and has a contract term that began on August 14, 1998 and ends on August 31, 2001, subject to automatically continuing past such termination date unless and until either party gives the other not less than six months prior written notice of termination expiring on or after such termination date. Under the agreement, Mr. Dulski's base salary is $270,000, and he is entitled to be considered for discretionary semi-annual bonuses. If the executive's employment is terminated by death, for "Disability" (as defined in the agreement), by the Company for "Cause" (as defined in the agreement) or by the executive other than for "Good Reason" (as defined in the agreement), he will be entitled to no further payments under the agreement. If the executive's employment is terminated by the

Company without Cause or by the executive for Good Reason, the executive will, for the duration of the contract term, be entitled to continuation of his base salary and coverage under all health, medical and life insurance benefit plans (except to the extent the executive is re-employed and is entitled to similar base salary and benefits coverage from his new employer), and to treatment as an employee for purposes of vesting of stock awards and other contingent incentive plans. If, following a Change in Control, a good faith dispute as to termination exists, the executive continues to receive his full compensation and benefits during the period of the dispute. The agreement provides for certain confidentiality obligations, as well as a post-termination non-competition period with respect to not engaging in certain competitive businesses or soliciting clients of Euro Brokers (if requested by Euro Brokers and Euro Brokers continues the executive's base salary during such period) and a non-solicitation period with respect to employees of Euro Brokers, with each such period lasting for the longer of the remaining contract term or six months. The agreement also provides that the prevailing party in any action under it is entitled to recover from the other party all costs and expenses.


                                PERFORMANCE GRAPH

         The following graph compares cumulative total return of the Common Stock with the cumulative total return of (i) the Standard & Poor's MidCap 400 Index (the "S&P MidCap 400 Index") and (ii) an industry peer group index comprised of six other publicly-traded financial companies (the "Peer Group Index"). The graph assumes $100 was invested on December 31, 1994 in shares of Common Stock, stocks comprising the S&P MidCap 400 Index and stocks comprising the Peer Group Index, and the reinvestment of all dividends.

         The companies comprising the Peer Group Index are publicly-traded financial companies that either (i) are, or have a subsidiary that is, an inter-dealer broker (these companies are: Garban-Intercapital plc (which resulted from the September 1999 merger of Garban plc and Intercapital plc) and Trio Holdings PLC) or (ii) are, or have subsidiaries that are, broker-dealers, share the Company's SIC code and have a market capitalization within a certain range of the Company's (these companies are: First Albany Companies Inc., Kinnard Investments, Inc., Hoenig Group Inc. and Stifel Financial Corp). As a result of its common stock having been deregistered and delisted in 1998, Rodman & Renshaw Capital Group, Inc. has been dropped from the Peer Group Index. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average.

                               [GRAPHIC OMITTED]


(1) The comparisons in the performance graph above (and the table below) are set forth in response to SEC disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of the Common Stock (or of any of the indices or the companies comprising them).

----------------------------------------------------------------------------------------------------------------------
                                       12/31/94      12/31/95     12/31/96      12/31/97     12/31/98      12/31/99
                                       --------      --------     --------      --------     --------      --------

Maxcor Financial Group Inc.             100.00        108.82         72.05        66.16         38.24        63.25

S&P  MidCap 400 Index                   100.00        130.94        156.08       206.43        245.87       282.06

Peer Group Index                        100.00         80.96         74.60        89.97         73.40        94.44
----------------------------------------------------------------------------------------------------------------------


                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Directors is comprised of Messrs. Larry S. Kopp (Chairman) and William B. Wigton, each of whom is an independent outside director and a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act. There are no "interlocks," as defined by the SEC with respect to any director who serves or for any part of fiscal year 1999 served as a member of the Compensation Committee.

General

         The Compensation Committee is responsible for determining the compensation of the Company's executive officers, including the Chief Executive Officer and the other Named Executive Officers, and also is charged with administering the Company's Option Plan, which was adopted and approved by the Company's stockholders in 1996. The Committee is also charged with reviewing the Company's existing compensation and benefit plans and programs with the goal of revising existing and/or adding new plans and programs, if and to the extent necessary, in order to enhance the Company's long-term profitability by attracting, motivating and retaining high-quality executives and aligning their individual interests with the long-term interests of the Company and its stockholders.

         Currently, the Compensation Committee's objectives are implemented through compensation packages for executive officers comprised of three major components - base salary, semi-annual bonuses and periodic stock option awards. In considering and determining (or, in certain instances, recommending to the full Board) these components, the Committee will for the relevant compensation period, among other things, review the Company's performance, looking at factors such as its earnings per share, any increase/decrease in its book value and its financial and other performance (both compared to prior periods and other financial companies or industry competitors), review the individual executive's performance in light of his or her duties (both objectively and subjectively), compare the individual executive's compensation to comparable executives at industry competitors, and receive the recommendations of the Chief Executive Officer. The Committee also takes into account the salary and bonus provisions in existing employment agreements with certain of the Company's executives. In making compensation decisions (or recommendations to the full Board), the Committee exercises its discretion and judgment based on the foregoing and other criteria, without applying a specific formula to determine the weight of each factor considered. The Committee also considers equity and fairness when comparing compensation packages among the Company's executives, in an effort to maintain consistency throughout the executive compensation program.

CEO Fiscal 1999 Compensation

         Although Mr. Scharf's employment agreement provides for a base salary of $450,000, as of October 1, 1998, on his own initiative, Mr. Scharf took a voluntary pay cut to $425,000. In reviewing and establishing Mr. Gilbert Scharf's cash compensation in 1999, the Compensation Committee determined, reflective of Mr. Scharf's own recommendation, not to restore the cut and, accordingly, Mr. Scharf's base salary remained at $425,000. The Committee believed that continuing to weight Mr. Scharf's total compensation package towards a mix with a greater emphasis on non-guaranteed components was appropriate and would allow the Committee greater flexibility in adjusting Mr. Scharf's total compensation to reflect relevant factors each year, including his and the Company's respective performances.

         With respect to fiscal year 1999, the Compensation Committee recommended, and the full Board of Directors (Mr. G. Scharf abstaining) approved, the payment of discretionary bonus compensation to Mr. Scharf totaling $350,000. Two Hundred Fifty Thousand Dollars of this amount related to the first half of 1999, and the balance of $100,000 related to the second half of 1999. The Committee primarily considered the Company's return to profitability in 1999, after a difficult 1998. The Committee also took into account Mr. Scharf's leadership in a number of strategic initiatives commenced and/or completed by the Company in 1999, including:

         o The combination of the Company's London-based capital markets businesses - interest rate options, dollar deposits and euro, sterling, dollar and yen swaps - with the London-based euro and scandinavian swaps businesses of the European brokerage firm, Finacor.

         o The combination of the Company's Tokyo-based derivatives brokering venture with the off-balance brokerage operations of Nittan Exco Ltd.

         o The execution in the first quarter of the Company's first significant information services agreement with Telerate, Inc., pursuant to which the Company provides a variety of pricing and other Euro Brokers data on emerging market bonds.

         o The repurchase from Welsh Carson in the second quarter of 26.4% of the outstanding Common Stock at a price of $1.75 per share.

         o The obtaining of an up to $5 million credit facility in connection with the Welsh Carson repurchase, and the reduction by the end of 1999 of the Company's outstanding notes and loans payable (including under the facility) to the historically low level of $2.5 million.

The Committee also considered the materially higher compensation levels of chief executive officers at a number of the Company's industry competitors.

          With respect to non-cash compensation for fiscal 1999, the Compensation Committee determined, again reflective of Mr. Scharf's recommendation, not to grant Mr. Scharf (or any other Named Executive Officer) any additional stock options under the Option Plan. In making this determination, the Committee primarily considered the size and terms of the grants previously made in fiscal years 1996 and 1998, as well as the limited number of options remaining available for future grants under the Option Plan.

Tax Considerations

         Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to its chief executive officer and four remaining most highly compensated executive officers in a taxable year. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders. Compensation attributable to the Option Plan has been designed to be, and should qualify as, "performance-based" under Section 162(m).

         The Compensation Committee does not presently expect total compensation payable to any individual Named Executive Officer to exceed the $1 million taxable year limit. The Committee will continue to monitor the compensation levels potentially payable under the Company's compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with the Company's compensation philosophy and the Company's strategic goals and best interests.

                                                    Compensation Committee

                                                    Larry S. Kopp, Chairman
                                                    William B. Wigton

                     RATIFICATION OF APPOINTMENT OF AUDITORS
                         (Proposal 2 on the proxy card)

         Subject to stockholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as the Company's independent auditors for the fiscal year ending December 31, 2000. PricewaterhouseCoopers has acted as the independent auditors for the Company's Euro Brokers group of subsidiaries since the organization of Euro Brokers in 1986 (and for the predecessor business of Euro Brokers prior to that time). For the fiscal year ended December 31, 1999, PricewaterhouseCoopers audited the Company's consolidated financial statements, consulted in the preparation of the Company's Annual Report on Form 10-K and provided assistance to Company personnel on accounting, tax and related matters. In early 1999, PricewaterhouseCoopers also conducted certain agreed upon procedures (mandated by the Securities and Exchange Commission for all broker-dealers meeting certain net capital thresholds) with respect to the Company's "Year 2000" compliance program and consulted on the Company's new front and middle-office systems for processing its brokerage transactions. As noted above, one executive officer of the Company, prior to his employment by the Company, was an employee of one of PricewaterhouseCoopers' predecessor businesses.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS RATIFY SUCH APPOINTMENT. If no instructions are provided, shares authorized to be voted by the proxies named in a returned proxy card will be voted "FOR" the ratification of PricewaterhouseCoopers as the Company's independent auditors for 2000.

         Representatives of PricewaterhouseCoopers are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions from stockholders.

Form 10-K and Exhibits

         THE COMPANY'S ANNUAL REPORT ON FORM 10-K IS BEING MAILED TO ALL STOCKHOLDERS OF RECORD AND ACCOMPANIES THIS PROXY STATEMENT. STOCKHOLDERS OF RECORD WHO SO DESIRE MAY OBTAIN COPIES OF ANY EXHIBIT TO THE FORM 10-K BY WRITING TO MAXCOR FINANCIAL GROUP INC. (ATTENTION OF THE SECRETARY), TWO WORLD TRADE CENTER, 84TH FLOOR, NEW YORK, NEW YORK 10048 AND SPECIFYING (I) THAT THEY WERE A STOCKHOLDER OF RECORD AS OF APRIL 27, 2000, (II) THE EXHIBIT OR EXHIBITS DESIRED AND (III) THEIR AGREEMENT TO REIMBURSE THE COMPANY FOR ITS REASONABLE COSTS OF COPYING AND MAILING SUCH EXHIBIT(S).

Solicitation of Proxies

         The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers and employees of the Company, personally or by telephone or telegram. Proxy cards and materials also will be distributed to beneficial owners of shares of Common Stock through brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their reasonable charges and expenses.

Stockholder Proposals

         Recommendations for nominees to be elected to the Board of Directors and proposals of stockholders intended to be presented at the Company's next annual meeting of stockholders, to be held in 2001, must be submitted in writing to Maxcor Financial Group Inc. (to the attention of the Secretary), Two World Trade Center, 84th Floor, New York, New York 10048. Stockholder proposals must be received by the Secretary no later than December 30, 2000 in order to be included in the Company's proxy statement and proxy card for such annual meeting.

        Pursuant to Rule 14a-4 under the Exchange Act, stockholders of the Company are advised that, in connection with the Company's annual meeting of stockholders to be held in 2001, proxies solicited on behalf of the Company's Board of Directors may confer on the persons named as proxies therein discretionary authority to vote on any stockholder proposal presented at such meeting that has not been submitted in writing to Maxcor Financial Group Inc. (to the attention of the Secretary), Two World Trade Center, 84th Floor, New York, New York 10048, on or prior to March 14, 2001 (the date in 2001 that is 45 days in advance of the date that this Proxy Statement is being released to stockholders).

Other Matters

         The Board of Directors has not received notice, and is not otherwise aware, of any other matter which is to come before the Annual Meeting. Accordingly, if any other matter is properly presented for consideration, the persons named in the enclosed proxy card will have discretion to vote on such matter in accordance with their best judgment.


                                            By Order of the Board of Directors,


                                            Roger E. Schwed
                                            Secretary




April 28, 2000

                           MAXCOR FINANCIAL GROUP INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         OF MAXCOR FINANCIAL GROUP INC.
        FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2000

The undersigned hereby appoints Gilbert D. Scharf, Keith E. Reihl and Roger E. Schwed, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of common stock, par value $.001 per share, of Maxcor Financial Group Inc. (the "Company"), held of record by the undersigned on April 27, 2000, at the Annual Meeting of Stockholders of the Company, to be held on June 8, 2000, at 10:00 A.M. local time, and at any and all adjournments or postponements thereof (the "Annual Meeting"), upon the matters set forth below and described in the accompanying Proxy Statement and upon such other business as may properly come before the Annual Meeting. The undersigned hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement. Any and all proxies heretofore given by the undersigned are hereby revoked.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all of the Proposals. If any other business properly comes before the Annual Meeting, the proxies will have discretionary authority to vote this proxy with respect thereto in accordance with their judgment.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF PROPOSALS 1 AND 2.

Proposal 1.  Election of Directors:

             Nominees:  James W. Stevens, Frederick B. Whittemore and Robin A. Clark
             (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "For All Except" box and write that nominee's name in the space provided below.)

       For        Withhold       For All
       All           All          Except
      [   ]         [   ]          [   ]  _________________________________________________________

                                               (Continued and to be signed on reverse side.)

Proposal 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2000:

         For         Against        Abstain
         [  ]         [  ]            [  ]

I PLAN TO ATTEND THE ANNUAL MEETING  [  ]

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW  [  ]     If no boxes are marked, this proxy will be voted in the
                                                      manner described on the reverse side

                                                      Dated: ___________________________________________, 2000

                                                      Signature:___________________________________________

                                                      _____________________________________________________

                                                      NOTE: Please sign exactly as your name appears hereon.
                                                      Joint owners should each sign. When signing as attorney,
                                                      executor, administrator, trustee or guardian, please
                                                      give your full title as such.

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.